Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 of our report dated April 2, 2024, except for Notes 1, 2, 5, 7, 10, 11, 12 and 17, as to which the date is August 30, 2024, and except for Note 16 as to which the date is March 24, 2025, with respect to the financial statements of Oklo, Inc. for the year ended December 31, 2023 included in the Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum llp

Marcum LLP

Los Angeles, CA

June 10, 2025